Exhibit 18

March 7, 2014

A.M. Castle & Co.
1420 Kensington Road
Oak Brook, Illinois 60523

Dear Sirs:

We have audited the consolidated financial statements of A.M. Castle & Co. and subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 7, 2014, which expresses an unqualified opinion. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2013 of the change in date for the annual impairment test for goodwill from January 1 to December 1. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

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